Exhibit 99.7

ADI GLOBAL DISTRIBUTION INC.

PERFORMANCE STOCK UNIT ASSUMPTION NOTICE

2026 Stock Incentive Plan

of ADI Global Distribution Inc. and its Affiliates

2025 rTSR PSUs

Dear [____]:

As you know, on August 3, 2026 (the “Spin Date”), the spin-off (the “Spin-Off”) of ADI Global Distribution Inc. (“ADI”) from Resideo Technologies, Inc. (“Resideo”) was completed. On the Spin Date you held outstanding and not yet settled performance stock units (“PSUs”) payable in shares of Resideo common stock (“Resideo Stock”) that were previously granted to you under the Amended and Restated 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates (the “Resideo Stock Incentive Plan”) and pursuant to performance stock unit agreement(s) and any amendments thereto (collectively, the “Resideo PSU Agreement”).

Pursuant to the Employee Matters Agreement entered into between Resideo and ADI in connection with the Spin-Off (the “EMA”), on the Spin Date, ADI assumed all obligations of Resideo under your PSUs, and such PSUs automatically converted to performance stock units (“Converted PSUs”) payable in shares of ADI common stock (“ADI Stock”) under the 2026 Stock Incentive Plan of ADI Global Distribution Inc. and its Affiliates (the “ADI Stock Incentive Plan”).

With respect to your PSUs granted in 2025 that vest based on relative total shareholder return (“rTSR”) (the “2025 rTSR PSUs”), pursuant to the EMA: (a) 50% of the 2025 rTSR PSUs were measured based on actual rTSR achieved through June 30, 2026, as determined by the Compensation and Human Capital Management Committee of the Board of Directors of Resideo (the “Earned 2025 rTSR PSUs”), which are now subject solely to time-based vesting; and (b) the remaining 50% of the 2025 rTSR PSUs remain subject to revised performance-based vesting based solely on rTSR performance of ADI Stock, effective as of the Spin Date.

This Performance Stock Unit Assumption Notice (the “Assumption Notice”) evidences the terms of ADI’s assumption of your Converted PSUs pursuant to the EMA, including the necessary adjustments for assumption of your 2025 rTSR PSUs that are required by the Spin-Off. Following the Spin Date, your Converted PSUs will be governed by the ADI Stock Incentive Plan but shall generally remain subject to the terms and conditions of your Resideo PSU Agreement.

The table below summarizes your 2025 rTSR PSUs before and after the Spin-Off, and the material terms applicable to your Converted PSUs:

Original Resideo 2025 rTSR PSUs
Participant: [____]
Date of Grant: [____]
Target Number of 2025 rTSR PSUs on Date of Grant: [____]
Performance Measures: [____]
Performance Cycle: [____]
Number of Earned 2025 rTSR PSUs on the Spin Date: [____]

Converted PSUs Following Spin-Off
ADI SpinCo Conversion Ratio (as defined in the EMA): [____]

Number of Earned Adjusted 2025 rTSR PSUs: [____]

(this is equal to the Number of Earned 2025 rTSR PSUs on the Spin Date, divided by the ADI SpinCo Conversion Ratio and rounded up to the nearest whole share of ADI Stock)

Target Number of Unvested Converted PSUs: [____]

(this is equal to 50% of the Target Number of 2025 rTSR PSUs on the Date of Grant, divided by the ADI SpinCo Conversion Ratio and rounded up to the nearest whole share of Resideo Stock)

Revised Performance Measures: Earned 2025 rTSR PSUs: Not applicable (subject solely to time-based vesting) Unvested Converted PSUs:
Performance Cycle: Earned 2025 rTSR PSUs: Not applicable Unvested Converted PSUs:
Vesting and Settlement: The Converted PSUs are subject to your continued service with ADI and its affiliates through [Date], with settlement on [Date]

All of the terms and conditions of your Resideo PSU Agreement as in effect immediately prior to the Spin Date shall continue in full force and effect, except as expressly modified by this Assumption Notice, the EMA, certain administrative changes, or otherwise in connection with the Spin-Off.

Any capitalized term that is used but not defined in this Assumption Notice or your Resideo PSU Agreement will have the meaning assigned to it in the Resideo Stock Incentive Plan; provided, that, unless the context requires otherwise, any references in the Resideo Stock Incentive Plan and your Resideo PSU Agreement to: (i) the “Company” means ADI, (ii) “Stock,” “Common Stock” or “Shares” means shares of ADI Stock, (iii) “Board of Directors” or “Board” means the Board of Directors of ADI, and (iv) the “Committee” or the “Compensation and Human Capital Management Committee” means the Compensation Committee of the Board of Directors of ADI or such other committee designated by the Board of Directors of ADI in accordance with the ADI Stock Incentive Plan.

Please follow the instructions below to acknowledge and accept this Assumption Notice and your Converted PSUs. If you would like any further information or have any questions regarding this Assumption Notice or your Converted PSUs, please contact HRAdvisor via email at HRAdvisor@adiglobal.com.

ACKNOWLEDGMENT

You acknowledge that clicking on the “Accept” button constitutes acceptance of this Assumption Notice, as well as your understanding and agreement that (i) all rights and liabilities with respect to your Converted PSUs listed on the table above were automatically assumed by ADI on the Spin Date pursuant to the terms of the EMA, and (ii) the terms and conditions of your Converted PSUs are set forth in your Resideo PSU Agreement, except as expressly modified by this Assumption Notice.